                                                    Rule 424(b)(3)
                                                    Registration No. 33-60071


PRICING SUPPLEMENT NO. 16 DATED DECEMBER 4, 1995 TO PROSPECTUS DATED JULY 14, 1995 AND PROSPECTUS SUPPLEMENT DATED JULY 18, 1995

                             SARA LEE CORPORATION
                         Medium-Term Notes, Series C
                                 (Fixed Rate)


---------------------------------------------------------------------------------------------------
Principal Amount: $5,000,000                  Issue Date: December 7, 1995
Issue Price: 99.476                           Stated Maturity: December 1, 1998
Commission of Selling Agents: Nil             Specified Currency:  U.S. Dollars
Net Proceeds to Issuer: $4,973,800            Form:   _X_ Global
Interest Rate: 5.50%                                  ___ Certificated
Selling Agents: Salomon Brothers
Trade Date: December 4, 1995
---------------------------------------------------------------------------------------------------
Interest Payment Dates:                       Amortizing Notes:
  _X_ As specified in Prospectus Supplement     ___ Yes
  ___ Other (specify) _____________________     _X_ No
Regular Record Date:                            Each payment of principal of,
  _X_ As specified in Prospectus Supplement     and interest on, the Notes will
  ___ Other (specify) _____________________     be made:
Original Issue Discount Note:                         ___ Quarterly
  ___ Yes  _X_ No                                     _X_ Semiannually
Original Issue Discount __________________%           ___ Other (specify)_______
Yield to Maturity:________________________%   Interest rate may be reset: ___ Yes _X_ No
                                                Terms of reset:
Repurchase Price (for Discount Securities):   Redemption Information:

Other Provisions:                             Repayment Information
---------------------------------------------------------------------------------------------------
The aggregate principal amount of this offering is U.S. $5,000,000 and relates only to Pricing Supplement No. 16.  Medium-Term Notes, Series C, may be issued by the Company in the aggregate principal amount of up to U.S. $500,000,000 or the equivalent in foreign currencies or foreign currency units.  To date, including this offering, an aggregate of U.S. $178,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series C, have been issued.
---------------------------------------------------------------------------------------------------
    TYPE OF SALE:                IF PRINCIPAL TRANSACTION, REOFFERING AT:
___ As Agent               _X_ varying prices related to prevailing market prices at the time of resale
_X_ As Principal           ___ fixed public offering prices of _________ % of Principal Amount
---------------------------------------------------------------------------------------------------

[Insert additional tax disclosure, if necessary]